[FORM OF UNIT CERTIFICATE]

FIELDPOINT PETROLEUM CORPORATION

UNIT CERTIFICATE

This Unit Certificate certifies that __________________, or registered assigns, is the registered holder of ___________ Units (each a "Unit") and collectively the "Units") of FieldPoint Petroleum Corporation, a Colorado corporation, (the "Company.

Each Unit consists of __________ shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") and __________ Common Stock Purchase Warrants (the "Underlying Warrants").  Each Underlying Warrant entitles holder to purchase one share of Common Stock at a price of $_____ per share for ___ months, and thereafter at an exercise price of $____ per share ("Warrant Exercise Price"), subject to adjustment under certain circumstances.  The Warrants are exercisable commencing on the date of issue and will expire on ____________, 20__ (the "Warrant Expiration Date") unless earlier redeemed.

IN WITNESS WHEREOF, the Company has caused this Option Certificate to be duly executed under its corporate seal.

Dated as of ______________, 20___

FIELDPOINT PETROLEUM CORPORATION

[Seal]

By:

Name/Title: